Press Release

New General Counsel for The Andersons

The Andersons, Inc. (Nasdaq: ANDE) today announced that Naran U. Burchinow has joined the company as its Vice President, General Counsel and Secretary. He succeeds Beverly McBride who is retiring after 28 years at The Andersons.

Mr. Burchinow brings 26 years of legal experience in both business and private practice to his new position. Most recently, he served as Operations Counsel for GE Commercial Distribution Finance Corporation, and was General Counsel for its predecessor companies, ITT Commercial Finance Corporation and Deutsche Financial Services Corporation, all formerly based in St. Louis, where he managed the operations of a multinational legal staff. He also served as Senior Attorney for Continental Bank NA in Chicago and spent 10 years as a general corporate and business attorney for Chicago and Boston legal firms.

Naran Burchinow is a graduate of Princeton University and Boston University School of Law where he was an editor of the Boston University Law Review. He is a Member of the American Bar Association and the American Corporate Counsel Association, and is SIX SIGMA Greenbelt Certified.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico. Total revenues in 2003 exceeded $1.2 billion.

For more information about the company, visit The Andersons, Inc. online at www.andersonsinc.com.